UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.  _ _)*

CIT Group Inc.
(Name of Issuer)


Common Stock
(Title of Class Securities)


125581801
(CUSIP Number)


December 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[x]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


CUSIP No. 125581801


1
NAME OF REPORTING PERSONS.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
FIRST PACIFIC ADVISORS, LLC
20-1362771


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(A)  [ ]
(B)  [ ]


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE





NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH


5
SOLE VOTING POWER




6
SHARED VOTING POWER
2,417,058



7
SOLE DISPOSITIVE POWER




8
SHARED DISPOSITIVE POWER
13,642,498


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,642,498


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)



11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.8

12
TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
IA




1
NAME OF REPORTING PERSONS.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
FPA FUNDS TRUST?S FPA CRESCENT FUND
13-3704901


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(A)  [ ]
(B)  [ ]


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE





NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH


5
SOLE VOTING POWER
11,225,440



6
SHARED VOTING POWER



7
SOLE DISPOSITIVE POWER




8
SHARED DISPOSITIVE POWER
11,225,440



9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,225,440


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)



11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6

12
TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
IV





1
NAME OF REPORTING PERSONS.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
J. RICHARD ATWOOD


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(A)  [ ]
(B)  [ ]


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES





NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH


5
SOLE VOTING POWER




6
SHARED VOTING POWER
2,417,058



7
SOLE DISPOSITIVE POWER




8
SHARED DISPOSITIVE POWER
13,642,498


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,642,498


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)



11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.8

12
TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
HC, IN




1
NAME OF REPORTING PERSONS.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
STEVEN T. ROMICK


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(A)  [ ]
(B)  [ ]


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES





NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH


5
SOLE VOTING POWER




6
SHARED VOTING POWER
2,417,058



7
SOLE DISPOSITIVE POWER




8
SHARED DISPOSITIVE POWER
13,642,498


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,642,498


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)



11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.8

12
TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
HC, IN



Item 1.
	(a)	Name of Issuer
	CIT Group Inc.

	(b)	Address of Issuer?s Principal Executive Offices
	11 West 42nd Street, New York, NY 10036

Item 2.
	(a)	Name of Person Filing
This Schedule 13G is being filed on behalf of First
Pacific Advisors, LLC, a Delaware limited liability
company (?FPA?),FPA Funds Trust?s FPA Crescent Fund, a
Delaware business trust and a registered open-end
investment company, J. Richard Atwood, and Steven T.
Romick, Managing Member of FPA (each, a ?Reporting
Person?).
	(b)	Address of Principal Business office or, if None,
		Residence
		The address for each Reporting Person is as follows:
		11601 Wilshire Blvd., Suite 1200, Los Angeles, CA
		90025
(c)	Citizenship
FPA is a Delaware limited liability company
FPA Funds Trust?s FPA Crescent Fund, a Delaware business
trust
J. Richard Atwood is a United States citizen
Steven T. Romick is a United States citizen
(d) 	Title of Class Securities
Common Stock
(e)	CUSIP Number
		125581801

Item 3.	If this statement is filed pursuant to Section 240.13d-
1(b), or 240.13d-2(b) or (c), check whether the person filing is
a:
(a)	[ ]	Broker or dealer registered under Section 15 of
the Act (15 U.S.C. 78c).

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Act (15
U.S.C. 78c).

(c)	[ ]	Insurance company as defined in Section 3(a)(19)
of the Act (15 U.S.C. 78c).

(d)	[X]	Investment company registered under Section 8 of
the Investment Company Act (15 U.S.C. 80a-8).*

(e)	[X]	An investment adviser in accordance with Section
240.13d-1(b)(1)(ii)(E).**

(f)	[ ]	An employee benefit plan or endowment fund in
accordance with Section 240.13d-1(b)(ii)(F).

(g)	[X]	A parent holding company or control person in
accordance with Section 240.13d-
1(b)(1)(ii)(G).***

(h)	[ ]	A savings association as defined in Section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C.
1813).

(i)	[ ]	A church plan that is excluded from the
definition of an investment company under Section
3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3).

(j)	[ ]	Group in accordance with Section 240.13d-
1(b)(ii)(J).

	* FPA Funds Trust?s FPA Crescent Fund, a
	  Delaware business trust registered under
   Section 8 of the Investment Company Act (15
   U.S.C. 80a-8).
	**FPA is an investment adviser in accordance
	  with Section 240.13d-1(b)(1)(ii)(E).
	***J. Richard Atwood and Steven T. Romick
    are control person(s) in
	   accordance with Section 240.13d-
   1(b)(1)(ii)(G).
Item 4.	Ownership
	FPA
(a)	Amount beneficially owned: 13,642,498
(b) Percent of class: 6.8
(c) Number of shares to which the person has:
(i)  Sole power to vote or to direct the vote: None
(ii) Shared power to direct the vote: 2,417,058
(iii) Sole power to dispose or to direct the
disposition of: None
(iv) Shared power to dispose or to direct the
disposition of: 13,642,498
	FPA Funds Trust?s FPA Crescent Fund
(a) Amount beneficially owned: 11,225,440
(b) Percent of class: 5.6
(c) Number of shares to which the person has:
(i)  Sole power to vote or to direct the vote:
11,225,440
(ii) Shared power to direct the vote: None
(iii) Sole power to dispose or to direct the disposition of: None
(iv) Shared power to dispose or to direct the disposition of: 11,225,440
	J. Richard Atwood
(a) Amount beneficially owned: 13,642,498
(b) Percent of class: 6.8
(c) Number of shares to which the person has:
(i)  Sole power to vote or to direct the vote: None
(ii) Shared power to direct the vote: 2,417,058
(iii) Sole power to dispose or to direct the disposition of: None
(iv) Shared power to dispose or to direct the disposition of: 13,642,498

	Steven T. Romick
(a) Amount beneficially owned: 13,642,498
(b) Percent of class: 6.8
(c) Number of shares to which the person has:
(i)  Sole power to vote or to direct the vote: None
(ii) Shared power to direct the vote: 2,417,058
(iii) Sole power to dispose or to direct the disposition of: None
(iv) Shared power to dispose or to direct the disposition of: 13,642,498

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ ]

Item 6.	Ownership of More than Five Percent on Behalf of Another
Person.
FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 13,642,498 shares owned by such clients, as in its capacity as investment adviser it has the power to dispose, direct the disposition of, and vote the shares of the issuer owned by its clients.
FPA Funds Trust?s Crescent Fund in its capacity as
Investment Company may be deemed to be the beneficial owner of 11,225,440 shares, and it has the power to dispose, direct the disposition of, and vote the shares it owns of the issuer.
J. Richard Atwood is a part-owner of FPA and a Managing
Member. As a controlling person of FPA, he may be deemed to beneficially own 13,642,498 shares of the issuer owned by FPA's clients.
Steven T. Romick is a part-owner of FPA and a Managing
Member. As a controlling person of FPA, he may be deemed to beneficially own 13,642,498 shares of the issuer owned by FPA's clients.
Pursuant to Rule 13d-4, J. Richard Atwood and Steven T.
Romick disclaim beneficial ownership of the securities owned by FPA's clients.

Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company or Control Person.
	N/A

Item 8.	Identification and Classification of Members of the
Group.
	N/A

Item 9.	Notice of Dissolution of Group.
	N/A

Item 10.	Certification:
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  February 13, 2017


FIRST PACIFIC ADVISORS, LLC


By: /s/ J. Richard Atwood
	Name: J. Richard Atwood
	Its: Managing Partner

FPA FUNDS TRUST?S FPA CRESCENT FUND

By: /s/ J. Richard Atwood
	Name: J. Richard Atwood
	Its: Treasurer

_/s/ J. Richard Atwood                   __
J. Richard Atwood


_/s/ Steven T. Romick                    __
Steven T. Romick

?
Exhibit A
Joint Filing Agreement Pursuant to Rule 13d-1
[This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the ?Act?) by and among the parties listed below, each referenced to herein as a ?Joint Filer.? The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date:  February 13, 2017

FIRST PACIFIC ADVISORS, LLC


By: /s/ J. Richard Atwood
	Name: J. Richard Atwood
	Its: Managing Partner

FPA FUNDS TRUST?S FPA CRESCENT FUND

By: /s/ J. Richard Atwood
	Name: J. Richard Atwood
	Its: Treasurer

_/s/ J. Richard Atwood                   __
J. Richard Atwood


_/s/ Steven T. Romick                    __
Steven T. Romick

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